Exhibit 2.3
REORGANIZATION AGREEMENT
among

Discovery Holding Company,
Discovery Communications, Inc.,
Ascent Media Corporation,
Ascent Media Group, LLC
and
Ascent Media Creative Sound Services, Inc.
Dated as of June 4, 2008

i

EXHIBIT A — Form of Audio Company Services Agreement
EXHIBIT B — Form of Tax Sharing Agreement
EXHIBIT C — Form of Rights Plan
EXHIBIT D-1 — Form of Lease Assignment
EXHIBIT D-2 — Form of Lease for 900 Seward
SCHEDULE 1.1 — DHC Restructuring Plan
SCHEDULE 2.1 — DHC Assumed Liabilities
SCHEDULE 2.2 — Assignment of Leases

ii

REORGANIZATION AGREEMENT
     This REORGANIZATION AGREEMENT (together with all Schedules and Exhibits hereto, this “Agreement”), dated as of June 4, 2008, is entered into by and among DISCOVERY HOLDING COMPANY, a Delaware corporation (“DHC”), DISCOVERY COMMUNICATIONS, INC., a Delaware corporation (“New Discovery Holdco”), ASCENT MEDIA CORPORATION, a Delaware corporation (“Spinco”), ASCENT MEDIA GROUP, LLC, a Delaware limited liability company (“AMG”), and ASCENT MEDIA CREATIVE SOUND SERVICES, INC., a New York corporation (the “Audio Company”).
     WHEREAS Spinco is a direct or indirect wholly-owned Subsidiary of DHC, and immediately prior to the effectiveness of the Distribution will be a direct wholly-owned Subsidiary of DHC;
     WHEREAS AMG and Ascent Media CANS, LLC, a Delaware limited liability company (“AccentHealth”) are direct or indirect wholly-owned Subsidiaries of DHC;
     WHEREAS the parties desire to effect the transactions contemplated by this Agreement, including the DHC Restructuring (as defined below) and the distribution (the “Distribution”) of all the issued and outstanding common stock of Spinco to the holders of record on the Record Date (as defined below) of Discovery Holding Company Series A Common Stock (“DHC Series A Common Stock”) and Discovery Holding Company Series B Common Stock (“DHC Series B Common Stock” and, together with the DHC Series A Common Stock, the “DHC Common Stock”);
     WHEREAS it is a condition precedent to the transactions contemplated by the DHC/ANPP Transaction Agreement (as defined below) that the DHC Restructuring and the Distribution shall have been consummated prior to the Contribution Effective Time (as defined therein), and DHC has determined that the transactions contemplated by the DHC/ANPP Transaction Agreement are in the best interests of DHC and cannot be consummated on terms acceptable to DHC without such a condition;
     WHEREAS the transactions contemplated by this Agreement, including the DHC Restructuring and the Distribution, (i) were approved by DHC’s board of directors (the “DHC Board”) on May 2, 2008, (ii) are intended to qualify under, among other provisions, Sections 355 and 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and (iii) are expected to accomplish certain substantial business purposes of DHC and its Affiliates and Spinco and its Affiliates (which business purposes are substantially unrelated to federal tax matters); and
     WHEREAS this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-3(a);
     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties to this Agreement hereby agree as follows:

ARTICLE I
REORGANIZATION AND DISTRIBUTION
     1.1 DHC Restructuring.
     (a) In accordance with and subject to the provisions of this Agreement and the Delaware General Corporation Law (the “DGCL”), at or before the Closing, the parties shall take, and as applicable shall cause their respective Subsidiaries to take, all actions that are necessary or appropriate to accomplish steps numbered 1 through 7, inclusive, set forth in the DHC Restructuring Plan attached hereto as Schedule 1.1 (the transactions contemplated by such steps 1 through 7, collectively, the “DHC Restructuring”), in the order set forth therein, as soon as practicable after the conditions thereto have been satisfied or, to the extent waivable, waived.
     (b) All the steps of the DHC Restructuring and the Distribution and the DHC/ANPP Transaction are intended to be part of the same plan of reorganization even though there may be delays between certain of the steps.
     1.2 Further Actions. From and after the Distribution Date established by the DHC Board, upon the reasonable request of any party hereto, each other party hereto shall promptly take, and as applicable shall cause its Controlled Affiliates to promptly take, all commercially reasonable actions necessary or appropriate to accomplish the DHC Restructuring and the Distribution and to give effect to the transactions provided for in this Agreement, including Schedule 1.1 hereto, in accordance with the purposes hereof.
     1.3 Reorganization and Distribution Documents. All documents and instruments used to effect the DHC Restructuring and Distribution and otherwise to comply with this Agreement shall be in form satisfactory to DHC, Spinco and any additional signatories thereto, as applicable.
     1.4 Qualification as Reorganization. For U.S. federal income tax purposes, (1) the DHC Restructuring (together with all mergers, contributions and distributions contemplated by Schedule 1.1 to occur in connection therewith) is generally intended to be undertaken in manner so that no gain or loss is recognized, (2) the Distribution is intended to qualify as a tax-free reorganization under Sections 368(a) and 355 of the Code and (3) the DHC/ANPP Transaction is intended to qualify as a tax-free exchange within the meaning of Section 351 of the Code.
     1.5 Excess Loss Accounts. The DHC Restructuring is being completed in part in order to eliminate any excess loss accounts that may exist with respect to those entities that will be direct and indirect corporate Subsidiaries of Spinco at the time of the Distribution. To the extent any excess loss account existing as of the day prior to the Distribution Date with respect to any direct or indirect corporate Subsidiary of Spinco is not otherwise eliminated as a consequence of the DHC Restructuring, the amount of the intercompany payable, if any, determined as of the day prior to the Distribution Date, that is payable by such Subsidiary to Spinco or to the direct or indirect parent of such Subsidiary other than Spinco, as applicable, shall be deemed to have been contributed to the capital of such Subsidiary as of the day prior to the Distribution Date to the extent necessary to eliminate such excess loss account, provided that

(a) such contribution shall be deemed to be have been made only if the company from which the deemed contribution originates (the “Contributing Parent”) owns 100%, directly or indirectly, of such Subsidiary, and (b) with respect to any Subsidiary (a “Recipient Subsidiary”) that is an indirect Subsidiary of the Contributing Parent, such contribution shall be deemed to have been contributed to the direct Subsidiary of the Contributing Parent that is an owner in the ownership chain of such Recipient Subsidiary and in turn by such owner to its Subsidiary that is an owner in the ownership chain of such Recipient Subsidiary, successively, until a contribution in the required amount is made to such Recipient Subsidiary by the owner that is the direct owner of such Recipient Subsidiary, and in the case of any Recipient Subsidiary having more than one owner, such capital contribution shall be deemed to have been made to such Recipient Subsidiary by the applicable owners in proportion to their ownership interests in such Recipient Subsidiary. For the avoidance of doubt, as used in this Agreement the term DHC Restructuring includes the transactions described in this Section 1.5.
ARTICLE II
ASSUMED LIABILITIES AND LEASES
     2.1 Assumption of Liabilities. Subject to and effective at the Closing, AMG hereby assumes the liabilities and obligations of DHC identified on Schedule 2.1, to the extent then outstanding (the “DHC Assumed Liabilities”).
     2.2 Assignment of Real Property Leases. At the Closing, the parties shall cause each of the real property leases set forth on Schedule 2.2 (the “Audio Leases”) to be assigned to and assumed by, or subleased to, the Audio Company pursuant to assignments substantially in the form attached hereto as Exhibit D-1 or Exhibit D-2, as applicable.
     2.3 Lease for 900 Seward. At the Closing, AMG and the Audio Company shall enter into that Standard Industrial/Commercial Single Tenant Lease, substantially in the form attached hereto as Exhibit D-3 (the “Seward Lease”).
     2.4 Services Agreement with Liberty Media. At the Closing, DHC shall assign to Spinco, and Spinco shall assume, all rights and obligations of DHC under the Services Agreement dated as of July 21, 2005 (the “DHC Services Agreement”) between DHC and Liberty Media Corporation (“Liberty Media”), effective as of the Closing Date.
ARTICLE III
DISTRIBUTION OF SPINCO COMMON STOCK TO DHC STOCKHOLDERS
     3.1 The Distribution.
     (a) The DHC Board shall have the authority (i) to declare or refrain from declaring the Distribution, (ii) to establish or change the record date for the Distribution (the “Record Date”), (iii) to establish or change the date on which the Distribution shall be effective (the “Distribution Date”) and (iv) prior to the effective time of the Distribution, to establish or change the procedures for effecting the Distribution, subject to any applicable provisions of the DGCL.

     (b) On the Distribution Date, subject to the conditions to the Distribution set forth in Section 3.2, DHC shall cause to be distributed to the holders of record of DHC Common Stock at the close of business on the Record Date (such holders, the “DHC Record Holders”), as a dividend, all the issued and outstanding shares of Spinco Common Stock, on the basis of one-twentieth (.05) of a share of the Series A Common Stock, par value $0.01 per share, of Spinco (“Spinco Series A Common Stock”), for each share of DHC Series A Common Stock held of record on the Record Date and one-twentieth (.05) of a share of the Series B Common Stock, par value $0.01 per share, of Spinco (“Spinco Series B Common Stock” and, together with the Series A Common Stock, “Spinco Common Stock”), for each share of DHC Series B Common Stock held of record on the Record Date. Each share of Spinco Series A Common Stock and Spinco Series B Common Stock issued in the Distribution will have attached thereto one preferred share purchase right, which will entitle the applicable holder to purchase from Spinco one-thousandth (.001) of a share of the corresponding series of Spinco’s Junior Participating Preferred Stock, par value $0.01 per share (“Spinco Preferred Stock”), at a purchase price of $100.00 for each one-thousandth (.001) of a share, subject to adjustment. The description and terms of the Junior Preferred Stock, and the rights attached thereto, are set forth in the form of Rights Agreement to be entered into on or before the Distribution Date between Spinco and Computershare Trust Company, N.A., as rights agent, attached as Exhibit C hereto.
     (c) DHC will not issue fractional shares of Spinco Common Stock in connection with the Distribution. If any DHC Record Holder otherwise would be entitled to receive a fractional share of Spinco Common Stock in the Distribution, such DHC Record Holder will instead receive cash in an amount equal to the product of the applicable fraction of a share multiplied by the average of the NASDAQ Official Closing Price (the “Closing Price”) of the Spinco Series A Common Stock on the NASDAQ Global Market over the ten trading-day period beginning on the trading day on which shares of Spinco Common Stock begin trading in the regular way market. DHC shall pay such amounts to the applicable DHC Shareholders within 20 business days after the end of such period.
     3.2 Conditions to the Distribution. It shall be a condition to the Distribution that (a) on or before the Record Date, the DHC Board shall have taken all necessary corporate action to establish the Record Date and to declare the Distribution in accordance with the certificate of incorporation and bylaws of DHC and the DGCL, (b) Skadden, Arps, Slate, Meagher & Flom LLP, special tax counsel to DHC, shall have rendered an opinion substantially to the effect that the Distribution should qualify as part of a tax-free reorganization under Sections 368(a) and 355 of the Code, (c) the registration statement on Form 10 with respect to the registration under the Securities Exchange Act of 1934 of the Spinco Common Stock shall have become effective, and such effectiveness shall not on the Distribution Date be stayed or suspended, (d) the DHC/ANPP Transaction Agreement shall be in full force and effect, and (e) the Unconditional Time shall have occurred, as such term is defined in the DHC/ANPP Transaction Agreement.

     3.3 Treatment of DHC Options.
     (a) Certain Persons have been granted options to purchase shares of DHC Common Stock (“DHC Options”) pursuant to various stock incentive plans of DHC.
     (b) Pursuant to Section 2.03(d) of the DHC/ANPP Transaction Agreement, at the Effective Time of the Merger (as defined in the DHC/ANPP Transaction Agreement) (the “Effective Time of the Merger”) each DHC Option outstanding will be adjusted as provided for therein, as applicable.
     (c) From and after the Distribution, DHC shall have sole responsibility with respect to the DHC Options and Spinco shall have sole responsibility with respect to the Spin-Off Company Series A Options and the Spin-Off Company Series B Options, as such terms are defined in the DHC/ANPP Transaction Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     4.1 Representations and Warranties of the Parties. Each of the parties hereto, severally and not jointly, hereby represents and warrants to each of the other parties as follows:
     (a) Organization and Qualification. Such party is a corporation or limited liability company (as applicable) duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation (as applicable), has all requisite corporate power and authority to own, use, lease or operate its properties and assets, and to conduct the business heretofore conducted by it, and is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned, used, leased or operated by it or the nature of the business conducted by it requires such qualification, except in such jurisdictions where the failure to be so qualified and in good standing would not have a material adverse effect on its business, financial condition or results of operations or its ability to perform its obligations under this Agreement.
     (b) Authorization and Validity of Agreement. Such party has all requisite power and authority to execute, deliver and perform its obligations under this Agreement, the agreements and instruments required to effect the DHC Restructuring (and to which it is to be a party) (the “Restructuring Agreements”) and the agreements to be delivered by it at the Closing pursuant to Section 6.3 (the “Other Agreements”). The execution, delivery and performance by such party of this Agreement, the Restructuring Agreements and the Other Agreements and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors, managing members or analogous governing body of such party and, to the extent required by law, its stockholders or members, and no other corporate or other action on its part is necessary to authorize the execution and delivery by such party of this Agreement, the Restructuring Agreements and the Other Agreements, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby. This Agreement has been, and each of the Restructuring Agreements and each of the Other Agreements, when executed and delivered, will be, duly executed and delivered by such party and each is, or will be, a valid and binding obligation of such party, enforceable in accordance with its terms.
     4.2 No Approvals or Notices Required; No Conflict with Instruments. The execution, delivery and performance by such party of this Agreement, the Restructuring Agreements and the Other Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of its assets pursuant to the terms of, the charter or bylaws (or such similar formation or governance instruments) of such party, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it or any of its assets are bound, or any law, rule, regulation, judgment, order or decree of any court or governmental authority having jurisdiction over it or its properties.
     4.3 No Other Reliance. In determining to enter into this Agreement, the Restructuring Agreements and the Other Agreements, and to consummate the transactions contemplated hereby and thereby, such party has not relied on any representation, warranty, promise or agreement other than those expressly contained herein or therein, and no other representation, warranty, promise or agreement has been made or shall be implied.
ARTICLE V
COVENANTS
     5.1 Cross-Indemnities.
     (a) Spinco and AMG, jointly and severally, hereby covenant and agree, on the terms and subject to the limitations set forth in this Agreement, from and after the Closing, to indemnify and hold harmless each of the DHC Entities from and against any Losses incurred by such DHC Entity to the extent arising out of or resulting from:
     (A) the assets and businesses owned or operated by the Spinco Entities on the Distribution Date (the “Spinco Business and Assets”), including without limitation any such Losses to the extent resulting from any Liability of a Spinco Entity (other than any Audio Business Liabilities), whether before or after the Distribution;
     (B) the DHC Assumed Liabilities;
     (C) the ownership or operation of the business or assets of, or the liabilities or obligations of, Spinco and its Subsidiaries, to the extent arising following the Distribution; or
     (D) any breach by Spinco or AMG of any representation, warranty, covenant or agreement of such party contained herein.
     (b) DHC and New Discovery Holdco, jointly and severally, hereby covenant and agree, on the terms and subject to the limitations set forth in this Agreement, from and after the Closing, to indemnify and hold harmless each of the Spinco Entities from and against any Losses incurred by such Spinco Entity to the extent arising out of or resulting from:
     (A) the assets and businesses owned or operated by the DHC Entities on the Distribution Date, including without limitation any such Losses to the extent resulting from any Liability of a DHC Entity (including any Audio Business Liabilities), whether before or after the Distribution, but excluding the DHC Assumed Liabilities;
     (B) the ownership or operation of the business or assets of, or the liabilities or obligations of, DHC and its Subsidiaries, to the extent arising following the Distribution; or
     (C) any breach by DHC or New Discovery Holdco of any representation, warranty, covenant or agreement of such party contained herein.
     (c) The indemnification provisions set forth in Sections 5.1(a) and (b) are not intended to cover any acts or activities that constitute fraud or willful misconduct by an indemnified person, or any Losses the responsibility for which is expressly covered by a Restructuring Agreement or Other Agreement, including, without limitation, the Tax Sharing Agreement.
     (d) (i) In connection with any indemnification provided for in this Section 5.1, the party seeking indemnification (the “Indemnitee”) shall give the party from which indemnification is sought (the “Indemnitor”) prompt notice whenever it comes to the attention of the Indemnitee that the Indemnitee has suffered or incurred, or may suffer or incur, any Losses for which it is entitled to indemnification under this Section 5.1, and, if and when known, the facts constituting the basis for such claim and the projected amount of such Losses (in each case, in reasonable detail). Without limiting the generality of the foregoing, in the case of any claim, investigation, action, suit or proceeding made or commenced by a third party for which indemnification is being sought (a “Third-Party Claim”), such notice shall be given no later than ten business days following receipt by the Indemnitee of written notice of such Third-Party Claim. Failure by any Indemnitee to so notify the applicable Indemnitor shall not relieve such Indemnitor of any Liability under this Agreement except to the extent that such failure prejudices such Indemnitor in any material respect (and except that the Indemnitor shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice). The Indemnitee shall deliver to the Indemnitor as promptly as practicable, and in any event within five business days after Indemnitee’s receipt, copies of all notices, court papers and other documents received by the Indemnitee relating to any Third-Party Claim.
          (ii) After receipt of a notice pursuant to Section 5.1(d)(i) with respect to any Third-Party Claim, the Indemnitor shall be entitled, if it so elects, to take control of the defense and investigation with respect to such Third-Party Claim and to employ and engage attorneys reasonably satisfactory to the Indemnitee to handle and defend such claim, at the Indemnitor’s cost, risk and expense, upon written notice to the Indemnitee of such election, which notice acknowledges the Indemnitor’s obligation to provide indemnification under this Agreement with respect to any Losses arising out of or relating to such Third-Party Claim. The Indemnitor shall not settle any Third-Party Claim that is the subject of indemnification without the written consent of the Indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that, after reasonable notice, the Indemnitor may settle a claim without the Indemnitee’s consent if such settlement (A) makes no admission or acknowledgment of Liability or culpability with respect to the Indemnitee, (B) includes a complete release of the Indemnitee and (C) does not seek any relief against the Indemnitee other than the payment of money damages to be borne by the Indemnitor. The Indemnitee shall cooperate in all reasonable respects with the Indemnitor and its attorneys in the investigation, trial and defense of any lawsuit or action with respect to such claim and any appeal arising therefrom (including the filing in the Indemnitee’s name of appropriate cross-claims and counterclaims). The Indemnitee may, at its own cost, participate in any investigation, trial and defense of any Third-Party Claim controlled by the Indemnitor and any appeal arising therefrom, including participating in the process with respect to the potential settlement or compromise thereof. If Indemnitee has been advised by its counsel that there may be one or more legal defenses available to the Indemnitee that conflict with those available to, or that are not available to, the Indemnitor, or that there may be a conflict of interest between the Indemnitor and the Indemnitee in the conduct of the defense of such Third-Party Claim, the Indemnitee shall have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the Indemnitor and the Indemnitor shall not have the right to control the defense or investigation of such Third-Party Claim.
          (iii) If, after receipt of a notice pursuant to Section 5.1(d)(i), the Indemnitor does not undertake to defend any such claim, the Indemnitee may, but shall have no obligation to, contest any lawsuit or action with respect to such claim, and the Indemnitor shall be bound by the result obtained with respect thereto by the Indemnitee. The Indemnitee may not settle any lawsuit or action with respect to which the Indemnitee is entitled to indemnification hereunder without the consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed, unless the Indemnitor had the right under this Section 5.1 to undertake control of the defense of such Third-Party Claim and, after reasonable notice, failed to do so.
     (e) In no event shall any Indemnitor be liable to any Indemnitee for any indirect, special, incidental or consequential damages claimed by such Indemnitee with respect to any matter relating to this Agreement. For the avoidance of doubt, the parties agree that any and all amounts required to be paid by a DHC Entity to any ANPP Indemnified Parties (as such term is defined in the DHC/ANPP Transaction Agreement) pursuant to the indemnification provisions in Article IX of the DHC/ANPP Transaction Agreement, as a result of any matter for which the DHC Entities are entitled to indemnification by Spinco pursuant to this Section 5.1, shall constitute direct damages incurred by such DHC Entity for all purposes of this Section 5.1.
     (f) The terms and conditions of this Section 5.1 shall survive the closing of the DHC Restructuring and the Distribution as contemplated hereby.

     (g) For the avoidance of doubt, the provisions of this Section 5.1 are not intended to apply to any loss or claim to which the provisions of the Tax Sharing Agreement are applicable.
     5.2 Further Assurances. At any time before or after the Closing Date, each party hereto covenants and agrees to make, execute, acknowledge and deliver such instruments, agreements, consents, assurances and other documents, and to take all such other commercially reasonable actions, as any other party may reasonably request and as may reasonably be required in order to carry out the purposes and intent of this Agreement and to implement the terms hereof.
     5.3 Specific Performance. Each party hereby acknowledges that the benefits to the other parties of the performance by such party of its obligations under this Agreement are unique and that the other parties hereto are willing to enter into this Agreement only in reliance that such party will perform such obligations, and agrees that monetary damages may not afford an adequate remedy for any failure by such party to perform any of such obligations. Accordingly, each party hereby agrees that the other parties shall have the right to enforce the specific performance of such party’s obligations hereunder and irrevocably waives any requirement for securing or posting of any bond or other undertaking in connection with the obtaining by the other parties of any injunctive or other equitable relief to enforce their rights hereunder.
     5.4 Arbitration. Except as provided in Section 5.3, all disputes arising under, or relating to the subject matter of, this Agreement that are not settled by the parties shall be submitted to binding arbitration under the then existing Commercial Arbitration Rules of the American Arbitration Association. Arbitration proceedings shall be held in Denver, Colorado, or such other location agreed to by the parties. The parties to the arbitration may agree on an arbitrator; otherwise, there shall be a panel of three arbitrators, one named in writing by each of DHC and Spinco within 20 days after any party serves a notice of arbitration and the third arbitrator named by the two arbitrators named by the parties. No person financially interested in this Agreement or any party, or affiliate thereof, may serve as an arbitrator. The costs of the arbitration and the fees of the arbitrator or arbitrators shall be borne by the parties equally. The decision of the arbitrator or arbitrators shall be final and conclusive and binding on all the parties, and judgment thereon may be entered in any Colorado court of competent jurisdiction.
     5.5 Access to Information.
     (a) Each party shall provide to the other parties, at any time before or after the Closing Date, upon written request and promptly after the request therefor, any information in its possession or under its control that the requesting party reasonably needs (i) to comply with reporting, filing or other requirements imposed on the requesting party by a foreign or U.S. federal, state or local judicial, regulatory, administrative or taxing authority having jurisdiction over the requesting party or its subsidiaries or (ii) to enable the requesting party to implement the transactions contemplated hereby, including but not limited to performing its obligations under this Agreement, the Restructuring Agreements and the Other Agreements, including, without limitation, the Tax Sharing Agreement.

     (b) Any information owned by a party that is provided to another party pursuant to Section 5.5(a) shall remain the property of the providing party. Nothing contained in this Agreement shall be construed as granting or conferring license or other rights in any such information.
     (c) The party requesting any information under this Section 5.5 shall reimburse the providing party for the reasonable costs, if any, of creating, gathering and copying such information, to the extent that such costs are incurred for the benefit of the requesting party. No party shall have any Liability to any other party if any information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or is based on an estimate or forecast, is found to be inaccurate, absent willful misconduct by the party providing such information.
     5.6 Confidentiality.
     (a) Each party shall keep confidential for five years following the Closing Date (or for three years following disclosure to such party, whichever is longer), and shall use reasonable efforts to cause its officers, directors, members, employees, Affiliates and agents (collectively, “Agents”) to keep confidential during such period all Proprietary Information (as defined below) of the other parties, in each case to the extent permitted by applicable law.
     (b) “Proprietary Information” means any proprietary ideas, plans and information, including information of a technological or business nature, of a party (in this context, the “disclosing party”) (including all trade secrets, intellectual property, data, summaries, reports or mailing lists, in whatever form or medium whatsoever, including oral communications, and however produced or reproduced), that is marked proprietary or confidential, or that bears a marking of like import, or that the disclosing party states is to be considered proprietary or confidential, or that a reasonable and prudent person would consider proprietary or confidential under the circumstances of its disclosure. Without limiting the foregoing, all information of the types referred to in the immediately preceding sentence to the extent used by Spinco, AMG, AccentHealth or any of their respective Subsidiaries on or prior to the Closing Date in the operation of the Spinco Business and Assets and that is treated as proprietary or confidential, or that a reasonable and prudent person would consider proprietary or confidential under the circumstances, shall constitute Proprietary Information of Spinco for purposes of this Section 5.6 (although DHC or any of its Subsidiaries may retain copies of such information), and all such information that is used by Spinco, AMG or any of their respective Subsidiaries on or prior to the Closing Date in the operation of the Audio Business and that is treated as proprietary or confidential, or that a reasonable and prudent person would consider proprietary or confidential under the circumstances, shall constitute Proprietary Information of DHC for purposes of this Section 5.6 (although Spinco or any of its Subsidiaries may retain copies of such information).
     (c) Anything contained herein to the contrary notwithstanding, information of a disclosing party will not constitute Proprietary Information (and the other party (in this context, the “receiving party”) shall have no obligation with respect thereto), to the extent such information: (i) is approved for release by prior written authorization of the disclosing party, or (ii) is disclosed in order to comply with a judicial order issued by a court of competent jurisdiction, or to comply with the laws or regulations of any governmental authority having jurisdiction over such receiving party, in which event the receiving party shall give prior written notice to the disclosing party of such disclosure as soon as practicable and shall cooperate with the disclosing party in using commercially reasonable efforts to obtain an appropriate protective order or equivalent, and provided that the information shall continue to be Proprietary Information to the extent it is covered by such protective order or equivalent.
     5.7 Notices Regarding Transferred Assets. Any transferor of an asset, Liability, contract or interest in the DHC Restructuring that receives a notice or other communication from any third party, or that otherwise becomes aware of any fact or circumstance, after the DHC Restructuring, relating to such asset, Liability, contract or interest shall use commercially reasonable efforts to promptly forward the notice or other communication to the transferee thereof or give notice to such transferee of such fact or circumstance of which it has become aware. The parties shall cause their respective Subsidiaries to comply with this Section 5.7.
     5.8 Treatment Of Payments. The Parties agree to treat all payments made pursuant to this Agreement in the manner set forth in the Tax Sharing Agreement.
     5.9 Use of Name. Not later than 30 days following the Closing, Audio Company will change its corporate name (and, if applicable, the name of any Subsidiary of Audio Company) to a name that does not include the word “Ascent” and will cease to use the name “Ascent” or “Ascent Media” or any other trade names, trademarks, service marks or logos owned by AMG without the prior written consent of AMG (which consent may be withheld, conditioned or delayed by AMG in its sole discretion for any reason or for no reason).
ARTICLE VI
CLOSING
     6.1 Closing. Unless this Agreement is terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Article VII, and subject to the satisfaction of all conditions set forth in Sections 3.2 and 6.2 (or the waiver of such conditions, to the extent such conditions may be waived), the closing of the DHC Restructuring (the “Closing”) shall take place at the offices of DHC, at 12300 Liberty Boulevard, Englewood, Colorado, at a mutually acceptable time and date to be determined by DHC (the “Closing Date”).
     6.2 Conditions to Closing.
     (a) The obligations of the parties to complete the transactions provided for herein are conditioned upon the following:
     (i) the receipt and continued validity of all third party consents or waivers required to be obtained in connection with the DHC Restructuring and the Distribution;

     (ii) the receipt and continued validity of all consents and approvals required to be received from any applicable governmental authorities, or the passage of the period of time allowed by applicable law for any such authority to object to the DHC Restructuring or the Distribution; and
     (iii) the absence of any injunction, law, regulation or court order that would prohibit the DHC Restructuring or the Distribution.
     (b) The performance by each party of its obligations hereunder is further conditioned upon:
     (i) the performance by each other party of its covenants and agreements contained herein to the extent such are required to be performed at or prior to the Closing; and
     (ii) the representations and warranties of the other parties herein being true and complete in all material respects as of the Closing Date with the same force and effect as if made at and as of the Closing Date.
     6.3 Deliveries at Closing.
     (a) DHC. At the Closing, DHC shall deliver or cause to be delivered to the appropriate party or parties:
     (i) the Tax Sharing Agreement among DHC, New Discovery Holdco, AMG, Audio Company and Spinco in substantially the form attached hereto as Exhibit B (the “Tax Sharing Agreement”);
     (ii) certified copies of resolutions of the DHC Board authorizing the execution, delivery and performance by DHC of this Agreement, the Restructuring Agreements and the Other Agreements, which resolutions shall be in full force and effect at and as of the Closing; and
     (iii) such other documents and instruments as are required or appropriate to complete the DHC Restructuring and the Distribution and otherwise to perform its obligations to be performed hereunder at or before the Closing.
     (b) Spinco. At the Closing, Spinco shall deliver or cause to be delivered to the appropriate party or parties:
     (i) the Tax Sharing Agreement;
     (ii) certified copies of resolutions of its board of directors authorizing the execution, delivery and performance by Spinco of this Agreement, the Restructuring Agreements and the Other Agreements, which resolutions shall be in full force and effect at and as of the Closing; and

     (iii) such other documents and instruments as are required or appropriate to complete the DHC Restructuring and the Distribution and otherwise to perform its obligations to be performed hereunder at or before the Closing.
     (c) AMG. At the Closing, AMG shall deliver or cause to be delivered to the appropriate party or parties:
     (i) the Services Agreement between the Audio Company and AMG in substantially the form attached hereto as Exhibit A (the “Audio Company Services Agreement”);
     (ii) certified copies of resolutions of its members authorizing the execution, delivery and performance by AMG of this Agreement, the Restructuring Agreements and the Other Agreements, which resolutions shall be in full force and effect at and as of the Closing; and
     (iii) such other documents and instruments as are required or appropriate to complete the DHC Restructuring and otherwise to perform its obligations to be performed hereunder at or before the Closing.
     (d) Audio Company. At the Closing, the Audio Company shall deliver or cause to be delivered to the appropriate party or parties:
     (i) the Audio Company Services Agreement;
     (ii) certified copies of resolutions of its board of directors authorizing the execution, delivery and performance by the Audio Company of this Agreement, the Restructuring Agreements and the Other Agreements, which resolutions shall be in full force and effect at and as of the Closing; and
     (iii) such other documents and instruments as are required or appropriate to complete the DHC Restructuring and otherwise to perform its obligations to be performed hereunder at or before the Closing.
ARTICLE VII
TERMINATION
     7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the effective time of the Distribution:
     (i) by DHC for any reason; or
     (ii) by any other party hereto if any representation or warranty made in this Agreement by any other party hereto shall not be true and complete in all material respects when made, or shall not be true and complete in all material respects at and as of the Closing Date with the same effect as if made at and as of such time, or any other party hereto fails to comply in any material respect with any of the material terms, covenants, conditions or agreements contained in this Agreement to be complied with or performed by such party at or prior to the Closing Date.
For the avoidance of doubt, from and after the effective time of the Distribution, this Agreement may not be terminated (or any provision hereof modified, amended or waived) without the written agreement of all the parties hereto.
     7.2 Effect of Termination. In the event of any termination of this Agreement as provided by Section 7.1, this Agreement shall immediately become void and the parties hereto shall have no Liability whatsoever to each other with respect to the transactions contemplated hereby.
ARTICLE VIII
MISCELLANEOUS
     8.1 Definitions.
     (a) For purposes of this Agreement, the following terms have the corresponding meanings:
     “Affiliate” of a specified Person means any other Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such specified Person; provided however that, for purposes of this Agreement, unless otherwise specified, (i) none of the Spinco Entities shall constitute Affiliates of any of the DHC Entities, and (ii) none of the DHC Entities shall constitute Affiliates of any of the Spinco Entities.
     “Audio Business” means the businesses operated in the United States by AMG and its subsidiaries under the brand names Soundelux, Todd-AO, Sound One, POP Sound, Modern Music, DMG and The Hollywood Edge, substantially all the assets and liabilities of which as of the date hereof are reflected on the unaudited balance sheet of the Audio Company as of December 31, 2007, and the operating results of which are reflected on the unaudited Audio Business consolidated statement of operations (adjusted) for the period ended December 31, 2007, a copy of each of which is set forth as Schedule 1.01 to the DHC/ANPP Transaction Agreement.
     “Audio Business Liabilities” means any and all Liabilities to the extent relating to or arising in connection with the Audio Business, the Audio Company or the ownership or operation of the Audio Business, the Audio Company or any of their respective subsidiaries or divisions or any predecessor thereof, including without limitation all liabilities of the Audio Company under the Audio Leases and the Seward Lease.
     “Audio Company” means Ascent Media Creative Sound Services, Inc., which following the DHC Restructuring, will own all of the businesses, assets, properties and Liabilities comprising the Audio Business.

     “Control” (including, with correlative meanings, the terms “Controlling”, “Controlled by”, and “under common Control with”), as used with respect to any Person, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by agreement or otherwise.
     “DHC/ANPP Transaction” means the transactions provided for under the DHC/ANPP Transaction Agreement to be completed at the closing under such agreement.
     “DHC/ANPP Transaction Agreement” means the Transaction Agreement dated as of the date of this Agreement among DHC, New Discovery Holdco, DHC Merger Sub, Inc., Advance/Newhouse Programming Partnership, and with respect to Section 5.14 thereof only, Advance Publications, Inc., and Newhouse Broadcasting Corporation.
     “DHC Entities” means and includes each of DHC, New Discovery Holdco, the Audio Company and each of their respective Subsidiaries other than the Spinco Entities.
     “GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
     “Liabilities” means any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, and whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto.
     “Losses” means any and all claims, judgments, liabilities, losses, damages, costs and expenses (including reasonable attorneys’ fees, disbursements and court costs and other reasonable professional fees and disbursements, whether or not litigation is instituted).
     “Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, governmental authority or other entity.
     “Spinco Entities” means and includes each of Spinco, AMG, AccentHealth and each of their respective Subsidiaries, after giving effect to the DHC Restructuring. (For the avoidance of doubt, the term “Spinco Entities” does not include the Audio Business or the Audio Company and its Subsidiaries.)
     “Subsidiary” when used with respect to any Person, means any other Person (1) of which (x) in the case of a corporation, at least (A) a majority of the equity and (B) a majority of the voting interests are beneficially owned (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries or (y) in the case of any Person other than a corporation, such first Person, one or more of its Subsidiaries, or such first Person and one or more of its Subsidiaries (A) owns a majority of the equity interests thereof and (B) has the power to elect or direct the election of a majority of the members of the governing body thereof or otherwise has

Control over such organization or entity; or (2) that is required to be consolidated with such first Person for financial reporting purposes under GAAP.
     (b) As used herein, the following terms shall have the meanings set forth in the applicable section of this Agreement set forth below:

AccentHealth	Recitals
Agents	Section 5.6(a)
Agreement	Preamble
Audio Company Services Agreement	Section 6.3(c)(i)
Audio Leases	Section 2.2
Closing	Section 6.1
Closing Date	Section 6.1
Code	Recitals
Contributing Parent	Section 1.5
DGCL	Section 1.1(a)
DHC	Preamble
DHC Assumed Liabilities	Section 2.1
DHC Board	Recitals
DHC Common Stock	Recitals
DHC Options	Section 3.3(a)
DHC Record Holders	Section 3.1(b)
DHC Restructuring	Section 1.1(a)
DHC Series A Common Stock	Recitals
DHC Series B Common Stock	Recitals
Distribution	Recitals
Distribution Date	Section 3.1(a)
Effective Time of the Merger	Section 3.3(b)
Indemnitee	Section 5.2(d)(i)
Indemnitor	Section 5.2(d)(i)
New Discovery Holdco	Preamble
Other Agreements	Section 4.1(b)
Proprietary Information	Section 5.6(b)
Recipient Subsidiary	Section 1.5
Record Date	Section 3.1(a)
Restructuring Agreements	Section 4.1(b)
Seward Lease	Section 2.3
Spinco	Preamble
Spinco Business and Assets	Section 5.1(a)(A)
Spinco Common Stock	Section 3.1(b)
Spinco Preferred Stock	Section 3.1(b)
Spinco Series A Common Stock	Section 3.1(b)
Spinco Series B Common Stock	Section 3.1(b)
Tax Sharing Agreement	Section 6.3(a)(ii)
     8.2 No Third-Party Rights. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person or entity other than the parties hereto and their respective successors and assigns any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, it being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their respective successors and assigns.
     8.3 Notices. All notices and communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by confirmed facsimile, addressed as follows:

if to any DHC Entity:	Discovery Holding Company
12300 Liberty Boulevard
Englewood, Colorado 80112
Facsimile (720) 875-5382
Attention: Charles Y. Tanabe, Esq.

if to any Spinco Entity:	Ascent Media Group, Inc.
12300 Liberty Boulevard
Englewood, Colorado 80112
Facsimile (720) 875-5401
Attention: William R. Fitzgerald.
or to such other address (or to the attention of such other person) as the parties may hereafter designate in writing. All such notices and communications shall be deemed to have been given on the date of delivery if sent by facsimile or personal delivery, or the third business day after the mailing thereof, except that any notice of a change of address shall be deemed to have been given only when actually received.
     8.4 Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto), the Restructuring Agreements and the Other Agreements, including, without limitation, the Tax Sharing Agreement, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to such subject matter.
     8.5 Plan of Reorganization. For U.S. federal income tax purposes, this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder.
     8.6 Amendment, Modification or Waiver. From and after the effective time of the Distribution, neither this Agreement nor any term hereof may be changed, waived, discharged or terminated other than by an agreement in writing signed by the parties hereto. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instance, shall be deemed or construed as a further or continuing waiver of any such term, provision or condition or of any other term, provision or condition, but any party hereto may waive its rights in any particular instance by written instrument of waiver.
     8.7 Binding Effect; Benefit; Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns,

provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld, conditioned or delayed.
     8.8 Costs and Expenses. Except as expressly set forth herein or in an applicable Restructuring Agreement or Other Agreement, all costs and expenses incurred through the Closing by DHC, Spinco or any of their respective Subsidiaries (other than the Audio Company or any of its Subsidiaries), in connection with the authorization, preparation and consummation of this Agreement and the transactions contemplated hereby, other than any such costs and expenses constituting Audio Business Liabilities, shall be borne by Spinco.
     8.9 Severability. It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability of any provision hereof (or the modification of any provision hereof to conform with such laws or public policies, as provided in the next sentence) shall not render unenforceable or impair the remainder of this Agreement. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions and to alter the balance of this Agreement in order to render the same valid and enforceable, consistent (to the fullest extent possible) with the intent and purposes hereof.
     8.10 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     8.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.
     8.12 Governing Law. This Agreement and the legal relations among the parties hereto shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware applicable to contracts made and performed wholly therein, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of the laws of any other jurisdiction.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

DISCOVERY HOLDING COMPANY
By:	/s/ Charles Y. Tanabe
	Name:	Charles Y. Tanabe
	Title:	Senior Vice President

DISCOVERY COMMUNICATIONS, INC.
By:	/s/ Charles Y. Tanabe
	Name:	Charles Y. Tanabe
	Title:	Senior Vice President

ASCENT MEDIA CORPORATION
By:	/s/ Charles Y. Tanabe
	Name:	Charles Y. Tanabe
	Title:	Senior Vice President

ASCENT MEDIA GROUP, LLC
By:	/s/ William R. Fitzgerald
	Name:	William R. Fitzgerald
	Title:	Chairman

ASCENT MEDIA CREATIVE SOUND SERVICES, INC.
By:	/s/ William R. Fitzgerald
	Name:	William R. Fitzgerald
	Title:	Chairman

[Signature Page to Reorganization Agreement]

List of Omitted Exhibits and Schedules
     The following exhibits and schedules to the Reorganization Agreement, dated as of June 4, 2008, by and among Discovery Holding Company, Discovery Communications, Inc., Ascent Media Corporation, Ascent Media Group, LLC and Ascent Media Creative Sound Services, Inc., have not been provided herein:

Exhibit A:	Form of Audio Company Services Agreement
Exhibit B:	Form of Tax Sharing Agreement
Exhibit C:	Form of Rights Plan
Exhibit D-1:	Form of Lease Assignment
Exhibit D-2:	Form of Lease for 900 Seward

Schedule 1.1:	DHC Restructuring Plan
Schedule 2.1:	DHC Assumed Liabilities
Schedule 2.2:	Assignment of Leases
     The undersigned registrant hereby undertakes to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.